                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240,14a-11(c) or (S)240,14a-12



                              TRC Companies, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              TRC Companies, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

- -------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

- --------------------------------------------------------------------------------
Notes:



- --------------------------------------------------------------------------------

                [LETTERHEAD OF TRC COMPANIES INC. APPEARS HERE]

             NOTICE OF ANNUAL MEETING TO BE HELD OCTOBER 25, 1996


To our Shareholders:

The Annual Meeting of Shareholders of TRC Companies, Inc. will be held Friday, October 25, 1996 at 10:00 a.m., at the Company's executive offices, 5 Waterside Crossing, Windsor, Connecticut, to consider and take action on the following items:

  1. The election of five directors for the ensuing year;

  2. The approval of an amendment to the Company's 1979 Stock Option Plan to increase the number of shares of Common Stock available for grants from 1,743,500 to 2,243,500;

  3. The appointment of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1997; and

  4. Such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of Common Stock as of the close of business on September 6, 1996 are entitled to receive notice of and vote at this meeting. If your shares are held of record by a broker or other nominee in street name, you cannot vote at the meeting unless the broker or nominee gives written notice to the Company that you are its authorized representative for those shares.


By Order of the Board of Directors

/s/ John H. Claussen

John H. Claussen
Senior Vice President and Secretary



Dated at Windsor, Connecticut
September 18, 1996

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AT ONCE IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT


GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of the Company's Common Stock for the Annual Meeting (the "Meeting") to be held October 25, 1996, and any adjournment or adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company and FOR the matters described in items 2 and 3 in the Notice of Annual Meeting.

  The vote required for the election of directors and approval of the other proposals is set forth in the discussion of the proposals. Abstentions are not counted as votes "for" or "against" a proposal, but where the affirmative vote of a majority of the shares of Common Stock present or represented on a proposal is required for approval (Proposals 2 and 3), abstentions are counted in determining the number of shares present or represented. On proposals which require the affirmative vote of a majority of the outstanding shares for approval, abstentions have the same effect as a vote "against." New York Stock Exchange rules permit brokers to vote on all three proposals in instances where the broker has not received instructions from the beneficial owner of the shares.

  The Company's Annual Report, including financial statements, for the fiscal year ended June 30, 1996, is being mailed to shareholders along with the Notice of Annual Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the fiscal year ended June 30, 1996 are incorporated herein by reference.

  The record date for determining those shareholders entitled to vote at the Annual Meeting was September 6, 1996. On that date, the Company had 6,400,992 shares of Common Stock outstanding and entitled to vote*. Each share of Common Stock is entitled to one vote.

  The mailing address of the Company's principal executive office is 5 Waterside Crossing, Windsor, CT 06095, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is September 18, 1996.


- ------------------------------
*Does not include shares issued in connection with the acquisition of the assets of Environmental Solutions, Inc. which will not be votable until delivered in 1998 (or sooner if certain profit goals of the business conducted with the acquired assets are met prior to 1998). See Certain Transactions, page 12.

PRINCIPAL SHAREHOLDERS

  The table below sets forth information as of September 6, 1996 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Information in the table was reported to the Company by the beneficial owners on forms as required by the Securities and Exchange Commission.


           Name and Address of              Number of Shares    Percent of
            Beneficial Owner               Beneficially Owned  Common Stock
           -------------------             ------------------  -------------
State of Wisconsin Investment Board               647,900          10.1%
  Madison, Wisconsin
T. Rowe Price                                     525,000           8.2
  Baltimore, Maryland
Dimensional Fund Advisors Inc.                    426,050           6.7
  Santa Monica, California
FMR Corporation                                   382,400           6.0
  Boston, Massachusetts
Bruce D. Cowen                                    338,929           5.2
  President and Director of the Company
  Windsor, Connecticut
Vincent A. Rocco                                  328,974           5.1
  Chairman, Chief Executive Officer
  and Director of the Company
  Windsor, Connecticut

BOARD MEETINGS AND COMMITTEES

  The Board of Directors held four (4) meetings during the fiscal year ended June 30, 1996. Messrs. Cowen, Large, McNealey and Rocco had perfect attendance records for meetings of the Board of Directors and of the committees of which they were members. Mr. Jepsen attended all but one of the meetings of the Board and attended all his committee meetings.

  The Audit Committee of the Board of Directors, currently composed of Messrs. Jepsen (Chairman) and McNealey, met once during the fiscal year ended June 30, 1996. The Audit Committee, which is elected annually, reviews with Price Waterhouse LLP, the Company's independent accountants, the audit plan and the internal accounting controls for the Company and its subsidiaries, as well as the Company's consolidated financial statements. The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection of the independent accountants for the Company.

  The Compensation Committee of the Board of Directors, currently composed of Messrs. Large (Chairman), Jepsen and McNealey, met two (2) times during the fiscal year ended June 30, 1996. The Committee approves the general salary scale for employees of the Company and its subsidiaries and specifically establishes the compensation package for the Chairman and the executive officers. The Committee's actions are discussed more fully in the Compensation Committee Report on Executive Compensation (see pages 9 and 10).

  The Nominating Committee of the Board of Directors, currently composed of Messrs. McNealey (Chairman) and Large, met once during the fiscal year ended June 30, 1996. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors.

ELECTION OF DIRECTORS

  The five individuals named in the following table have been nominated for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees were elected directors at the 1995 Annual Meeting.

  Should any of such nominees decline or become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.


                  Name, Principal Occupation                               Served as
                  During Past Five Years and                               Director
                Other Corporate Directorships                        Age     Since
                -----------------------------                        ---     -----

Bruce D. Cowen                                                         43    1987
President and Director of the Company
and Officer or Director of its subsidiaries

Edward G. Jepsen                                                       53    1989
Executive Vice President, Chief Financial Officer and Director
of Amphenol Corporation; Director of United International
Holdings, Inc.; formerly Partner in the accounting
firm of Price Waterhouse

Edward W. Large, Esq.                                                  66    1990
Counsel to the law firms of Crowell & Moring and Day, Berry
& Howard; formerly Executive Vice President and Director
of United Technologies Corporation

J. Jeffrey McNealey, Esq.                                              52    1985
Partner in the law firm of Porter, Wright, Morris & Arthur

Vincent A. Rocco                                                       51    1979
Chairman, Chief Executive Officer and Director of the Company
and Officer or Director of its subsidiaries

  At the Annual Meeting of Shareholders held on October 27, 1995, approximately 89% of the total number of shares entitled to vote at that Meeting for the election of directors were represented in person or by proxy. More than 99% of the shares voting at that Meeting were cast in favor of each of the foregoing nominees.

  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect each nominee.

  The Board of Directors recommends a vote "FOR" the election of the above nominees as directors of the Company.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth as of September 6, 1996, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group based upon information furnished by each director and executive officer.


                                           Shares Beneficially
                                             Owned Directly     Percent of
Name of Individual or Group                 or Indirectly/1/  Common Stock/2/
- ---------------------------                 ----------------  ----------------
Bruce D. Cowen                                    338,929  /3/         5.2%
Richard D. Ellison                                    -    /4/          -
Edward G. Jepsen                                   29,500  /5/          *
Miro Knezevic                                      16,000  /4/          *
Edward W. Large                                    19,000  /5/          *
Richard J. McGuire, Jr.                           232,692              3.6
J. Jeffrey McNealey                                10,340  /5/          *
Vincent A. Rocco                                  328,974  /6/         5.1

All directors and executive officers as a
 group (10 individuals)                         1,005,105  /7/        15.2


- ------------------------------
*Indicates that the number of shares owned represents less than 1% of the Common Stock

/1/Includes shares which may be acquired within sixty (60) days by the exercise of options and warrants.

/2/The number of shares that may be acquired within sixty (60) days by the exercise of options and warrants have been added to the number of shares actually outstanding for purposes of computing ownership percentages.

/3/Includes 95,571 shares that may be acquired by the exercise of outstanding options and warrants.

/4/Excludes shares payable pursuant to the Asset Purchase Agreement dated March
   21, 1994, under which the Company purchased the business assets, liabilities and obligations of Environmental Solutions, Inc. See Certain Transactions, page 12.

/5/Includes 4,000 shares that may be acquired by the exercise of outstanding options.

/6/Includes 82,571 shares that may be acquired by the exercise of outstanding options and warrants. Also includes 31,605 shares jointly owned by Mr. Rocco and his spouse. The inclusion of such shares is not an admission of beneficial ownership.

/7/Includes 213,476 shares for directors and executive officers that may be acquired by the exercise of outstanding options and warrants.

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives an annual retainer of $12,000. Directors who are also employees of the Company or any of the Company's subsidiaries receive no remuneration for serving as directors.

  At the Annual Meeting in October 1992, the shareholders approved an Outside Directors Stock Option Plan pursuant to which each outside director would be granted, on the first day of October following each fiscal year, an option for up to 3,000 shares of Common Stock. The number of shares was determined by a Performance Ratio calculated by dividing the prior fiscal year's Consolidated Net Income Before Taxes by the targeted Consolidated Net Income Before Taxes contained in that fiscal year's Business Plan. Because the Company had a net loss, there will be no awards for fiscal 1996. Furthermore, the Outside Directors Stock Option Plan has been terminated, but options granted under the Plan remain in effect according to their terms. Due to recent changes in Securities and Exchange Commission rules, the outside directors are now eligible to participate in the Company's Stock Option Plan for Key Employees (now known as the "Stock Option Plan"), and that Plan has been amended to provide for such participation.


COMPENSATION OF EXECUTIVE OFFICERS

  a)  Summary Compensation Table

  The Summary Compensation Table that follows sets forth the compensation for services in all capacities earned by the Company's Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "named executive officers") for each of the three years in the period ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE


                                                               Long Term
                                     Annual Compensation/1/  Compensation/2/
                                     ----------------------  ---------------     All other
       Name and                                                  Option          Compen-
   Principal Position         Year   Salary ($)   Bonus ($)     Awards (#)      sation ($)/3/
   ------------------         ----   ----------   ---------     ----------      -------------
Vincent A. Rocco              1996    275,000      65,000             -             6,493
Chairman and                  1995    257,000      65,000         25,000            8,081
 Chief Executive              1994    240,000      30,000         17,500            5,830
 Officer

Bruce D. Cowen                1996    223,000      65,000             -             6,576
President                     1995    207,000      65,000         25,000            8,309
                              1994    192,000      30,000         17,500            5,982

Richard D. Ellison            1996    392,200          -              -                -
Senior Vice President and     1995    455,900          -              -                -
 Chief Engineer, President    1994    146,700/4/       -              -                -
 of TRC Environmental
 Solutions, Inc.

Miro Knezevic                 1996    224,900          -              -                -
Executive Vice President      1995    245,900          -              -                -
 of TRC Environmental         1994     78,500/5/       -              -                -
 Solutions, Inc.

Richard J. McGuire, Jr.       1996    228,900          -              -             6,239
President of TRC              1995    159,000          -              -             4,991
 Environmental Corporation    1994      9,975/6/       -              -               350

- ----------------
/1/Pursuant to the rules on executive compensation disclosure adopted by the Securities and Exchange Commission, no amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

/2/The Company has not made any restricted stock awards and its long-term incentive awards to executive officers consist of stock options rather than cash payments.

/3/Amounts of all other compensation include (i) contributions by the Company under the 401(k) Retirement and Savings Plan and (ii) officers' supplemental health benefit of up to $1,000 for each executive officer.

/4/Mr. Ellison joined the Company during fiscal 1994. Mr. Ellison's salary on an annualized basis would have been $440,000. Mr. Ellison's salary is determined under an employment agreement entered into in connection with the acquisition of the business assets, liabilities and obligations of Environmental Solutions, Inc. See pages 9 and 12.

/5/Mr. Knezevic joined the Company during fiscal 1994. Mr. Knezevic's salary on an annualized basis would have been $235,000. Mr. Knezevic's salary is determined under an employment agreement entered into in connection with the acquisition of the business assets, liabilities and obligations of Environmental Solutions, Inc. See pages 9 and 12.

/6/Mr. McGuire joined the Company during 1994. Mr. McGuire's salary on an annualized basis would have been $120,000.

  b)  Option Grants in Last Fiscal Year

  No options to purchase the Company's Common Stock were granted during the 1996 fiscal year to the named executive officers. On February 2, 1996, the Board of Directors adopted an option exchange program whereby previously granted options could be exchanged for new five-year options in denominations of 50% of the options exchanged. Recognizing that the stock of environmental firms generally had been trading at depressed prices and that TRC's stock had been trading at prices significantly lower than the exercise price of the vast majority of currently outstanding options, the Board believed that those options no longer served their intended purpose of incentivizing and retaining key employees. As part of that exchange, Messrs. Rocco and Cowen each exchanged options to purchase 82,500 shares with exercise prices ranging from $7.875 to $13.75 per share and received options to purchase 41,250 shares at $6.625 per share. Messrs. Ellison, Knezevic and McGuire did not hold any options, and therefore, did not participate in the exchange. The Company does not have a program to grant stock appreciation rights.

  c) Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

  The following table provides information with respect to the named executive officers concerning the exercise of stock options during the 1996 fiscal year and unexercised options held as of the end of the fiscal year.

                                                                           Number of Shares        Value of Unexercised
                                                                        Underlying Unexercised    In-the-Money Options at
                               Shares Acquired                         Options at 6/30/96 (#)/1/       6/30/96 ($)/2/
       Name                    on Exercise (#)   Value Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable
       ----                    ---------------   ------------------   -------------------------   -------------------------
Vincent A. Rocco                     -                   -              60,000        41,250         $    -       $    -
Chairman and Chief
 Executive Officer

Bruce D. Cowen                       -                   -              60,000        41,250              -            -
President

Richard D. Ellison                   -                   -                 -             -                -            -
Senior Vice President
 and Chief Engineer,
 President of TRC
 Environmental
 Solutions, Inc.

Miro Knezevic                        -                   -                 -             -                -            -
Executive Vice President
 of TRC Environmental
 Solutions, Inc.

Richard J. McGuire, Jr.              -                   -                 -             -                -            -
President of TRC
 Environmental
 Corporation

- ------------------------------
/1/In fiscal 1996, the Board of Directors extended for an additional two years the original five-year terms of certain options held by Messrs. Rocco and Cowen that were not exchanged.

/2/Based upon the closing price of the Company's Common Stock on June 30, 1996 of $5.875

  d)  Employment Contracts and Termination/Change-In-Control Arrangements

  In 1994, the Company renewed for an additional three-year term Severance Agreements with Messrs. Rocco and Cowen. The Agreements provide for employment of the executives in their current capacities, provided that the Agreements can be terminated by any party thereto upon ninety (90) days' notice, subject to the rights described in the following two sentences. Upon certain terminations of employment, Messrs. Rocco and/or Cowen will be paid, in addition to unpaid salaries and benefits as are permitted by Company policies, a severance payment of two times the salary component of their respective cash compensation for the prior year. Among the terminations triggering such payments are a termination by the Company in connection with a change in control of the Company and a termination by the executives following such a change in control where there have also been certain changes in the executives' responsibilities.

  Pursuant to the Company's acquisition of Environmental Solutions, Inc., a subsidiary of the Company entered into four-year employment agreements with Richard D. Ellison and Miro Knezevic. The agreements expire according to their terms on March 21, 1998 and entitled Messrs. Ellison and Knezevic to annual salaries of $440,000 and $235,000, respectively, in the initial year subject to adjustment upwards or downwards in subsequent years based on certain profit goals for the TRC Environmental Solutions, Inc. business.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent, outside directors. The Committee is responsible for establishing and administering the Company's executive compensation programs. The Committee seeks to achieve the following objectives:

  . Competitive pay that allows the Company to attract and retain personnel with skills critical to the long-term success of the Company;

  . Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value; and

  . Maintenance of compensation costs that enable the Company to remain competitive in the pricing of its services.

  The Company's executive compensation program includes three components: (1) base salary; (2) annual bonus; and (3) long-term incentive awards. It is the intent of the Committee to link executive compensation as directly as possible with the Company's financial performance.

Base Salary       Ranges of appropriate base salaries are determined by an
                  analysis of salary data on positions of comparable responsibility within the environmental services sector.
                  Committee approval of individual salary changes is based on performance of the executive against financial and strategic objectives and position of the executive in the competitive pay range. Consistent with the compensation philosophy discussed above, the Committee's preference will be to enhance annual bonuses and long-term awards rather than salaries when possible, given competitive salary conditions.

Annual Bonus      Annual bonuses are paid pursuant to an Executive Incentive
                  Compensation Plan established in 1988 for officers and senior managers of the Company and its subsidiaries. Under the Plan, an incentive pool is created each fiscal year and is distributed if certain financial goals for the Company are met.

                  The amount of the incentive pool distributed depends on a number of factors including net income objectives and performance on strategic initiatives.

Long-Term         The purpose of this element of the executive compensation
Incentive Awards  program is to link management pay with the long-term interest of shareholders, rather than performance in one single fiscal year as is the case with annual bonuses. The Committee is currently using five-year stock options to achieve the long-term link and has adopted a vesting requirement for the first three years of the grant. The options are granted pursuant to the Company's Stock Option Plan adopted in 1979 and subsequently amended. In determining annual stock option grants, the Committee bases its decision on the individual executive's performance and potential to improve shareholder value.

     The Committee established Mr. Rocco's compensation for fiscal 1996 by reviewing the factors previously discussed. During fiscal 1996, Mr. Rocco received $275,000 in base salary. He also received a bonus of $65,000 in fiscal 1996 based upon his achievement of goals in fiscal 1995.

              Submitted by the Compensation Committee:

                              Edward W. Large
                              Edward G. Jepsen
                              J. Jeffrey McNealey

STOCK PERFORMANCE INFORMATION

  The following graph compares the cumulative, five-year total return on the Company's Common Stock with the Standard & Poor's 500 Stock Index and an index of peer companies. The peer group consists of six other environmental companies providing services similar to those of TRC. The figures presented assume that all dividends, if any, paid over the five-year period were reinvested, and the starting value of each index and the investment in the Company's stock was $100 on June 30, 1991.

                            CUMULATIVE TOTAL RETURN

                           [LINE GRAPH APPEARS HERE]

               1991     1992     1993     1994     1995     1996
- ------------------------------------------------------------------
TRC           $100.00  $106.98  $ 65.12  $ 93.02  $ 69.77  $ 54.65
S&P 500        100.00   113.41   128.87   130.68   164.75   207.59
PEER GROUP     100.00    70.11    67.55    51.75    45.81    41.82
- ------------------------------------------------------------------

The companies included in the peer group are Dames & Moore, Inc., Earth Technology Corp. (acquired by Tyco International Ltd. in February, 1996), EMCON, Inc., Harding Lawson Associates, Inc., ICF Kaiser International, Inc. and Roy F. Weston, Inc. Information concerning the peer group and the Standard & Poor's 500 Stock Index was supplied to the Company by Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

CERTAIN TRANSACTIONS

  On March 21, 1994, a wholly-owned subsidiary of the Company acquired the business assets, liabilities and obligations of Environmental Solutions, Inc., an environmental engineering and consulting business headquartered in Irvine,
California.   The purchase price for the assets consisted of approximately $4.8 million in cash; a $14 million 5.75% three-year promissory note (the "Note"); and 459,770 shares of the Company's Common Stock, plus up to an additional 827,586 shares of Common Stock (or, at Company's election, additional cash or a mixture of cash and stock) contingent on certain pre-tax profit goals for the business conducted with the acquired assets over the next four years. None of the stock is payable until the end of the fourth year following the acquisition except that the stock will be payable at the end of an earlier year if the four-year, pre-tax profit goal is realized in such earlier year. Mr. Ellison, President of the subsidiary now known as TRC Environmental Solutions, Inc., was a 75% shareholder of the selling company and is entitled to 75% of the purchase consideration. Mr. Ellison received a total of $4,214,568 in principal and interest payments on the Note in fiscal 1996. Mr. Knezevic, Executive Vice President of the subsidiary, was a 25% shareholder of the selling company and is entitled to 25% of the purchase consideration. Mr. Knezevic received a total of $1,404,856 in principal and interest payments on the Note in fiscal 1996. Mr. Ellison's spouse and two of his brothers-in-law are employed in the normal course of business by the subsidiary at annual salaries (including bonus) of $98,328, $177,024, and $126,416, respectively.


RATIFICATION OF AMENDMENT TO THE STOCK OPTION PLAN

  In August 1979, the Company's Board of Directors adopted a non-qualified stock option plan, known as the TRC Companies, Inc. Stock Option Plan for Key Employees (the "Stock Option Plan"), which has been subsequently amended from time to time. The purpose of the Stock Option Plan is to permit the Company to attract and retain able employees for itself and its subsidiaries. All options granted under the Stock Option Plan are granted by the Company's full Board of Directors or the Compensation Committee, consisting of three members of the Company's Board of Directors who are not employees of the Company. As of September 6, 1996, options for 727,959 shares of Common Stock at an average exercise price of $6.26 per share were outstanding under the Stock Option Plan.

  All options under the Stock Option Plan must be granted at a price equal to the fair market value of the Common Stock on the date the option is granted, and all outstanding options are granted at a price equal to the closing price of the Company's Common Stock on the date of grant. The amount of shares covered by outstanding options and the price for such shares will be appropriately adjusted in the event of certain changes in the Company's capitalization, as, for example, in the case of stock dividends or stock splits. Options may be granted for periods of up to ten years. The existing Stock Option Plan covers approximately 120 employees and directors who are deemed key personnel bearing primary responsibility for the management, growth and protection of the Company's business. Most options have been granted for a term of five years which vest one third in each of the three years following grant. Vesting may accelerate in certain change-of-control conditions.

  Participants exercise options by tendering cash to the Company. In addition, a person exercising an option must pay to the Company the amount of money that is required to be withheld for income tax purposes. Recipients of Plan options will not realize income upon receiving such options; however, all option recipients will realize ordinary income equal to the difference between the option price and the fair market value of the underlying Common Stock on the date of exercise. Subject to compliance with applicable income tax withholding requirements, the Company is entitled to a deduction in an amount equal to the amount included in income by the employee.

  The Company's Board of Directors has decided to amend the Stock Option Plan to increase by 500,000 shares (from 1,743,500 shares to 2,243,500 shares) the number of shares of Common Stock for which options may be granted under the Stock Option Plan. The Board of Directors has the authority under the Stock Option Plan to increase the number of shares of Common Stock for which options may be granted pursuant to the Stock Option Plan without shareholder approval. However, the above described Amendment to the Stock Option Plan is being submitted for ratification by the Company's shareholders in order to comply with listing requirements of the New York Stock Exchange.

  Under the rules of the New York Stock Exchange, the increase in shares to be issued should be approved by a majority of votes cast on the proposal provided that the total vote cast represents over 50% of all securities entitled to vote.

  The Board of Directors recommends a vote "FOR" the proposal to ratify the Amendment to the Stock Option Plan to increase by 500,000 the shares of Common Stock for which options may be granted under the Stock Option Plan.


APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has nominated the firm of Price Waterhouse LLP to be independent accountants for the Company for the fiscal year ending June 30, 1997. Price Waterhouse LLP has been the Company's independent accountants for ten years. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and available to make statements and to respond to appropriate questions from shareholders. The affirmative vote of a majority of shares present and entitled to vote at the Meeting is required to approve this proposal.

  The Board of Directors recommends a vote "FOR" the appointment of Price Waterhouse LLP as independent accountants of the Company.

1997 SHAREHOLDER NOMINATIONS AND PROPOSALS

  Shareholders who wish to suggest nominees for election to the Board of Directors at the 1997 Annual Meeting should write, on or before May 22, 1997, to the Secretary of the Company at 5 Waterside Crossing, Windsor, CT 06095, stating in detail the qualifications of such persons for consideration by the Nominating Committee of the Board of Directors.

  If any shareholder intends to present a proposal for consideration at the 1997 Annual Meeting of Shareholders, such proposal must also be received by the Secretary of the Company on or before May 22, 1997, in order to be included in the Company's proxy statement. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.


OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

  A copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 5 Waterside Crossing, Windsor, CT 06095, Attention: Investor Relations.

  The cost of preparing and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

                       By Order of the Board of Directors

                                /s/ John H. Claussen

                                John H. Claussen
                      Senior Vice President and Secretary

Dated at Windsor, Connecticut
September 18, 1996

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                     SOLICITED BY THE BOARD OF DIRECTORS OF
                              TRC COMPANIES, INC.
                                     PROXY

I (We) hereby appoint Vincent A. Rocco and Bruce D. Cowen and each of them, as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc., at the Annual Meeting of Shareholders to be held October 25, 1996 at 10:00 a.m. at the executive offices of the Company at 5 Waterside Crossing, Windsor, Connecticut and at any adjournment thereof: (Please place mark in one box only.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

ITEM 1--Election of 5 nominees for directors.
                  Bruce D. Cowen, Edward G. Jepsen, Edward W.
FOR WITHHELD      Large, J. Jeffrey McNealey and Vincent A.
[_]    [_]        Rocco.

                  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.
                  -------------------------------------------------------------

ITEM 2--Approval of an amendment to the Company's 1979 Stock Option Plan to increase the number of shares of Common Stock available for grants of options thereunder from 1,743,500 to 2,243,500.
             [_] FOR    [_] AGAINST    [_] ABSTAIN
ITEM 3--The appointment of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1997.
             [_] FOR    [_] AGAINST    [_] ABSTAIN

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournment or adjournments thereof.
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


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THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS
PROXY WILL BE VOTED FOR THE ELECTION OF THE 5 NOMINEES FOR DIRECTOR AND FOR ITEMS 2 AND 3.

                                    Dated ________________, 1996

                                    ___________________________________________

                                    ___________________________________________
                                                   SIGNATURE(S)

                                    PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES
                                    APPEAR ON THIS PROXY. JOINT OWNERS SHOULD
                                    EACH SIGN. ATTORNEYS, EXECUTORS, ADMINIS-
                                    TRATORS, TRUSTEES OR GUARDIANS SHOULD SO
                                    INDICATE WHEN SIGNING.


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